Exhibit 10.99
FORM OF STOCK OPTION AGREEMENT
FOR SENIOR VICE PRESIDENTS AND ABOVE
ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE
ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN
Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), pursuant to its 2004 Equity Incentive Plan (as amended and restated, the “Plan”), hereby grants to the holder listed below (“Participant”) an option to purchase the number of Shares (as defined in the Plan) set forth below (the “Option”). The Option is subject to all of the terms and conditions set forth herein and in the Terms and Conditions to the Option (the “Terms and Conditions”), including any applicable country-specific terms and conditions set forth in the appendix thereto (the “Appendix”), and in the Plan, each of which are incorporated herein by reference. Unless otherwise defined, the terms defined in the Plan shall have the same defined meanings in this Stock Option Grant Notice (the “Grant Notice”) and the Terms and Conditions.

Participant:

Employee ID:

Grant Date:

Exercise Price per Share:	$

Total Exercise Price:	$

Total Number of Shares Subject to the Option:

Expiration Date:

Type of Option:	Non-Qualified Stock Option

Vesting Schedule:	[To be specified in individual agreements], subject to Participant continuing to be an active Service Provider through each applicable vesting date.
By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, Participant hereby: (a) agrees to be bound by the terms and conditions of the Plan, the Terms and Conditions (including the Appendix) and this Grant Notice; (b) acknowledges that he or she has reviewed the Plan, the Terms and Conditions, the Appendix, and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice, and fully understands all provisions of the Plan, the Terms and Conditions, the Appendix and this Grant Notice; and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Terms and Conditions, the Appendix, or this Grant Notice.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

ADVANCED MICRO DEVICES, INC.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

TERMS AND CONDITIONS
STOCK OPTION AWARD
ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN
These Terms and Conditions, together with the Plan, the Grant Notice, and any applicable country-specific terms and conditions contained in the Appendix hereto, comprise your agreement (the “Agreement”) with the Company regarding the grant of stock options under the Plan (the “Options”) to purchase the number of Shares set forth in the Grant Notice at the exercise price per share set forth in the Grant Notice (the “Exercise Price”).
1.Vesting of Options. The Options will vest on the date(s) shown on the Grant Notice provided that you continue to be an active Service Provider through each vesting date.
2.    Exercise of Options.
(a)    Right to Exercise. The Options are exercisable during their term in accordance with the vesting schedule set out in the Grant Notice and the applicable provisions of the Plan and the Agreement. The Options may only be exercised for whole Shares.
(b)    Method of Exercise. Unless otherwise determined by the Administrator, the Options are exercisable during your lifetime only by you, and after your death only by your legal representative. The Options may only be exercised by the delivery to the Company of a properly completed written notice of exercise (the “Notice of Exercise”), in the form specified by the Administrator or its designee, which may be electronic or written. The Notice of Exercise must specify the number of Shares to be purchased and the Exercise Price for such Shares, together with payment in full of such aggregate Exercise Price and all applicable Tax-Related Items (as defined in Section 7). In the event the Options or a portion thereof are exercised by any person or persons other than you, the Options may only be exercised by the delivery to the Company of appropriate proof of the right of such person or persons to exercise the Options. Payment must be made in a manner permitted in Section 3 below or as authorized by the Administrator pursuant to the Plan and/or as specified in the Appendix. The Options may not be exercised unless you agree to be bound by such documents as the Administrator may require, including all Award Documentation. The Notice of Exercise must be received by the Company prior to the termination or expiration of the Option.
(c)    Exercise Price. The Exercise Price shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, if these Options are designated as Incentive Stock Options and you own (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the Exercise Price shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

The Administrator may deny any exercise otherwise permitted hereunder if the Administrator determines, in its discretion, that such exercise could result in a violation of U.S. federal, state or foreign securities laws.
3.    Method of Payment. Payment of the aggregate Exercise Price must be by any of the following, or a combination thereof, unless provided otherwise in the Appendix:
(a)    cash, certified cashier’s check, or wire transfer;
(b)    as permitted by Applicable Laws, through a sale and remittance procedure pursuant to which you (or any other person or persons exercising the Option) provide irrevocable instructions (A) to a Company-designated brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the Exercise Price payable for the purchased Shares plus all applicable Tax-Related Items (as defined in Section 7 below) and (B) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale;
(c)    surrender of Shares held by you that have an aggregate Fair Market Value on the date of surrender equal to the aggregate Exercise Price; and/or
(d)    any other method authorized by the Administrator.
Notwithstanding the foregoing, the Company reserves the right to restrict the methods of payment of the Exercise Price if necessary to comply with local law, as determined by the Company in its discretion.
4.    Nontransferability of Options. The Options may not be pledged, assigned, sold or otherwise transferred other than by will or by the laws of descent and distribution, unless and until the Shares underlying the Options have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Options nor any interest or right therein shall be liable for the debts, contracts or engagements of you or your successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. The terms of the Plan and the Agreement will be binding upon your executors, administrators, heirs, successors and assigns.
5.    Term of Option. The Options may be exercised only within the term set out in the Grant Notice, which shall in no event be more than seven years from the Grant Date, and may be exercised during such term only in accordance with the Plan and the terms of the Agreement. If these Options are designated as Incentive Stock Options and you owned (within the meaning of Section 424(d) of the Code), at the time the Options were granted, more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the term shall be in no event more than five years from the Grant Date.
6.    Termination as a Service Provider.
(a)    Termination Generally. If your status as an active Service Provider terminates for any reason, other than death or Disability or for Misconduct, vested Options may be exercised at any time before the earlier of (i) the expiration date set forth in the Grant Notice or (ii) the date that is three (3) months after your date of termination,

2018 Global Option Agreement (SVP and Above) – Approved February 2018

whichever is the shorter period, but only to the extent you were entitled to exercise the Options at the date of termination, as described in Section 1 and 2 hereof.
(b)    Termination Due to Death or Disability. If your status as an active Service Provider terminates due to your death or Disability, any Options that would have vested in the calendar year of your death or Disability are immediately vested. You (or your heirs, as applicable) will have twelve (12) months from the date your status as a Service Provider is terminated due to death or Disability to exercise any vested Options. In no case will the post-termination exercise period extend beyond the term limit for the Options as set out in the Grant Notice.
(c)    Termination due to Misconduct. If your status as an active Service Provider terminates for Misconduct or if you engage in Misconduct while the Options are outstanding, then the Options shall terminate immediately and cease to be outstanding. If your employment or service is suspended pending an investigation of whether you will be terminated for Misconduct, all of yours rights under the Options, including any right to exercise the Options, shall be suspended during the investigation period.
7.    Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”), takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the issuance of Shares upon exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items (including hypothetical withholding tax amounts if you are covered under a Company tax equalization policy). In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)    withholding from your wages or other cash compensation paid to you by the Company and/or the Employer;
(b)    withholding from the proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale (specifically including where you exercise this Option in accordance with Section 3(b) above) or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization) without your further consent or direction;
(c)    withholding in Shares to be issued upon exercise of the Options; or
(d)    payment in cash, certified or cashier’s check, or wire transfer of the Tax-Related Items at the time of exercise.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the exercise, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
If you are covered by a Company tax equalization policy, you agree to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy. Finally, you must pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
8.    Other Terms and Conditions.
(a)    The Plan. The Agreement is further subject to the terms and provisions of the Plan. Only certain provisions of the Plan are described in the Agreement. As a condition to your receipt and exercise of the Options, you acknowledge and agree to the terms and conditions of the Agreement and the terms and provisions of the Plan.
(b)    Stockholder Rights. Until the Shares are issued upon exercise, you have no right to vote or receive dividends or any other rights as a stockholder with respect to the Options.
(c)    Employment Relationship. Nothing in the Agreement will confer on you any right to continue in the employ of the Company or the Employer or interfere with or restrict rights of the Company or the Employer, which are hereby expressly reserved, to terminate your employment at any time.
(d)    Change of Control. If your employment is terminated by the Company or the Employer for any reason other than for Misconduct or, if applicable, by you as a result of a Constructive Termination, within one year after a Change of Control, then the Options will become fully vested upon the date of termination.
(e)    Declination of Options. If you wish to decline your Options, you must complete and file the Declination of Grant form with Corporate Compensation and Benefits by the deadline for such declination. Your declination is non-revocable, and you will not receive any other benefits or compensation as replacement for the declined Options.
(f)    Recovery in the Event of a Financial Restatement. In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, the Administrator will review all equity-based compensation (including the Options) awarded to employees at the Senior Vice President level and above. If the Administrator (in its sole discretion) determines that you were directly involved with fraud, misconduct or gross negligence that contributed to or resulted in such accounting restatement, the Administrator may, to the extent permitted by governing law and as appropriate under the circumstances, recover for the benefit of the Company all or a portion of the equity-based compensation awarded to you, including (without limitation) by cancelation, forfeiture, repayment and disgorgement of profits realized from the sale of securities of the Company; provided, however, the Administrator will not have the authority to recover any equity-based compensation awarded more than 18 months prior to the date of the first public issuance or filing with the U.S. Securities and Exchange Commission (the “SEC”) (whichever first occurs) of the financial document embodying such financial reporting requirement. In determining

2018 Global Option Agreement (SVP and Above) – Approved February 2018

whether to seek recovery, the Administrator may take into account any considerations it deems appropriate, including Applicable Laws and whether the assertion of a recovery claim may prejudice the interests of the Company in any related proceeding or investigation.
(g)    Incentive Stock Options. If you are a U.S. taxpayer and your Options are designated as Incentive Stock Options, you hereby acknowledge that, to the extent that the aggregate Fair Market Value (determined as of the time the Options are granted) of all Shares with respect to which Incentive Stock Options, including the Options (if applicable), are exercisable for the first time by you in any calendar year exceeds $100,000, the Options and such other options shall be Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. You further acknowledge that the rule set forth in the preceding sentence shall be applied by taking the Options and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. You acknowledge that an Incentive Stock Option exercised more than three months after your termination of employment, other than by reason of death or Disability, will be taxed as a Non-Qualified Stock Option.
9.    Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
(c)    all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan will not create a right to further employment or service with the Company or the Employer and will not interfere with the ability of the Company or the Employer to terminate your employment or service at any time;
(e)    you are voluntarily participating in the Plan;
(f)    the Options and the Shares subject to the Options, and the value of income of such Options and Shares, are not intended to replace any pension rights, retirement benefits or other compensation;
(g)    the Options and the Shares subject to the Options, and the value of income of such Options and Shares, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the Option grant and your participation in the Plan will not be interpreted to form an employment contract or other service relationship with the Company, the Employer or any of their respective Parents, Subsidiaries or Affiliates;
(i)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(j)    if the underlying Shares do not increase in value, the Options will have no value;

2018 Global Option Agreement (SVP and Above) – Approved February 2018

(k)    if you exercise the Options and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;
(l)    no claim or entitlement to compensation or damages will arise from forfeiture of the Options resulting from termination of your status as a Service Provider (for any reason whatsoever and whether or not in breach of Applicable Laws), and in consideration of the grant of the Options to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer, any Parent or any of their respective Parents, Subsidiaries or Affiliates, waive your ability, if any, to bring such claim against the Company, the Employer or any of their respective Parents, Subsidiaries or Affiliates, and release the Company, the Employer and any of their respective Parents, Subsidiaries or Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you will be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary, or reasonably requested by the Company, to request dismissal or withdrawal of such claims;
(m)    in the event of termination of your status as a Service Provider (for any reason whatsoever and whether or not in breach of Applicable Laws), your right to vest in the Options under the Plan, if any, will, to the maximum extent permitted by Applicable Laws, terminate effective as of the date that you are no longer actively employed or providing services and will not be extended by any notice period mandated under applicable local laws (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to Applicable Laws); the Administrator will have the exclusive discretion to determine when you are no longer actively employed or providing services for purposes of your Options (including whether you may still be considered to be providing services while on a leave of absence);
(n)    the Options and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger of the Company with or into another company or the sale of substantially all of the assets of the Company; and
(o)    the following provisions apply only if you are providing services outside the United States:
(i)    the Options and the Shares subject to the Options, and the value and income of same, are not part of normal or expected compensation or salary for any purpose; and
(ii)    none of the Company, the Employer, or any of their respective Parents, Subsidiaries or Affiliates will be liable for any foreign exchange rate fluctuation between any local currency and the United States Dollar that may affect the value of the Options, any amounts due to you pursuant to the exercise of the Options or the subsequent sale of any Shares acquired upon exercise.
10.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

11.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement and any other Award Documentation by and among, as applicable, the Employer, the Company, and their respective Parents,

2018 Global Option Agreement (SVP and Above) – Approved February 2018

Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
     You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
You understand that Data may be transferred to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, its Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Company or Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
12.    Compliance with Laws and Regulations; Claw-Back Policy. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer; and, you understand that the Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Options or portion thereof prior to fulfillment of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which the Company’s common stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the SEC or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience. The Shares deliverable upon the exercise of the Options shall be fully paid and nonassessable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company has unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary or advisable to comply with Applicable Laws. Further, and notwithstanding the foregoing, the Options (including any proceeds, gains or other

2018 Global Option Agreement (SVP and Above) – Approved February 2018

economic benefit actually or constructively received by you under the Options or upon the receipt or resale of any Shares issued upon exercise of the Options) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Laws, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.
13.    Successors and Assigns. The Company may assign any of its rights under the Agreement. The Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, the Agreement will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.
14.    Administrator Authority. The Administrator has the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Options have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon you, the Company and all other interested persons. The Administrator will not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Agreement.
15.    Governing Law; Jurisdiction; Severability. The Agreement is to be governed by and construed in accordance with the internal laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by any grant of Options or the Agreement, the Company and you hereby submit to and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation will be conducted only in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, and no other courts, where this grant is made and/or to be performed. If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
16.    Further Instruments. The parties agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of the Agreement.
17.    Language. If you have received the Agreement or any other Award Documentation translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
18.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

20.    Headings. The captions and headings of the Agreement are included for ease of reference only and will be disregarded in interpreting or construing the Agreement. All references herein to Sections will refer to Sections of these Terms and Conditions, unless otherwise noted.
21.    Appendix. Notwithstanding any provisions in the Award Documentation, the Options are subject to any special terms and conditions for your country set forth in an Appendix to these Terms and Conditions. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Company reserves the right to require you to sign any additional agreements or undertakings that may be necessary to accomplish the forgoing. The Appendix constitutes part of the Agreement.
22.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement will not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Participant.
23.    Entire Agreement. The Plan, these Terms and Conditions, the Appendix and the Grant Notice constitute the entire agreement and understanding of the parties with respect to the subject matter of the Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.
24.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.
25.    Notices. Any notice to be given under the terms of the Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to you shall be addressed to you at your last address reflected on the Company’s records. By a notice given pursuant to this Section 25, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to you shall, if you are then deceased, be given to the person entitled to exercise the Option by written notice under this Section 25. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar local service in jurisdictions outside of the United States.
26.    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Agreement, if you are subject to Section 16 of the Exchange Act, the Plan, the Option and the Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Laws, the Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
27.    Section 409A. The Options are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any U.S. Department of Treasury regulations and other

2018 Global Option Agreement (SVP and Above) – Approved February 2018

interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or the Agreement, if at any time the Administrator determines that the Options (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or the Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Options to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
28.    Limitation on Your Rights. Participation in the Plan confers no rights or interests other than as herein provided. The Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. You shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Options, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to options, as and when exercised pursuant to the terms hereof.
29.    Notification of Disposition. If these Options are designated as Incentive Stock Options, you shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under the Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such Shares or (b) within one year after the transfer of such Shares to you. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by you in such disposition or other transfer.
30.    Termination, Rescission and Recapture. The Options are intended to align your long-term interests with the long-term interests of the Company. If you engage in certain activities discussed below, either during employment with the Company or after such employment terminates for any reason, the Company may terminate any outstanding, unexercised, unexpired or unpaid Options (“Termination”), rescind any exercise, payment or delivery pursuant to the Options (“Rescission”) or recapture any cash or any Shares or proceeds from your sale of Shares acquired pursuant to the Options (“Recapture”), as more fully described below and to the extent permitted by Applicable Laws. For purposes of this Section 30, “Competitive Organization or Business” is defined as those corporations, institutions, individuals, or other entities identified by the Company as competitive or working to become competitive in the Company’s most recently filed annual report on Form 10-K.
(a)    You are acting contrary to the long-term interests of the Company if you fail to comply with any agreement or undertaking regarding inventions, intellectual property rights, and/or proprietary or confidential information or material that you signed or otherwise agreed to in favor of the Company.
(b)    You are acting contrary to the long-term interests of the Company if, during the restricted period set forth below, you engage in any of following activities in, or directed into, any State, possession or territory of the United States of America or any country in which the Company operates, sells products or does business:
(i)    while employed by the Company, you render services to or otherwise directly or indirectly engage in or assist, any Competitive Organization or Business;
(ii)    while employed by the Company or at any time thereafter, without the prior written consent of the Compensation Committee of the Board, you (A) use any confidential information or trade secrets of the Company to render services to or otherwise engage in or assist any Competitive Organization or Business or

2018 Global Option Agreement (SVP and Above) – Approved February 2018

(B) solicit away or attempt to solicit away any customer or supplier of the Company if in doing so, you use or disclose any of the Company’s confidential information or trade secrets;
(iii)    while employed by the Company or during a period of twelve (12) months thereafter, without the prior written consent of the Board, you carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) that is a Competitive Organization or Business (as conducted now or during the term of this Agreement);
(iv)    while employed by the Company or during the period of twelve (12) months thereafter, without the prior written consent of the Board, you solicit away or influence or attempt to influence or solicit away any client, customer or other person either directly or indirectly to direct his/her or its purchase of the Company’s products and/or services to any Competitive Organization or Business; or
(v)    while employed by the Company or during a period of twelve (12) months thereafter, without the prior written consent of the Board, you solicit or influence or attempt to influence or solicit any person employed by the Company or any consultant then retained by the Company to terminate or otherwise cease his/her employment or consulting relationship with the Company or become an employee of or perform services for any outside organization or business that is or is working to become competitive with the Company.
The activities described in this Section 30(b) are collectively referred to as “Activities Against the Company’s Interest.”
(c)    If the Company determines, in its sole and absolute discretion, that: (i) you have violated any of the requirements set forth in Section 30(a) above or (ii) you have engaged in any Activities Against the Company’s Interest (the date on which such violation or activity first occurred being referred to as the “Trigger Date”), then the Company will, in its sole and absolute discretion, impose a Termination, Rescission and/or Recapture of any or all of the Options, the Shares issued to you upon exercise of the Options or the proceeds you received therefrom, provided, that such Termination, Rescission and/or Recapture shall not apply to the Options, the Shares issued to you upon exercise of Options, to the extent that such Options was exercised earlier than one (1) year prior to the Trigger Date. Within ten days after receiving notice from the Company that Rescission or Recapture is being imposed on any Option, you shall deliver to the Company the Shares acquired pursuant to the Option, or, if you have sold such Common Stock, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if you return Common Stock that you purchased pursuant to the exercise of the Option (or the gains realized from the sale of such Common Stock), the Company shall promptly refund the exercise price, without earnings, that you paid for the Common Stock. Any payment by you to the Company pursuant to this Section 30(c) shall be made either in cash or by returning to the Company the number of shares of Common Stock that you received in connection with the rescinded exercise, payment, or delivery. It shall not be a basis for Termination, Rescission or Recapture if after your termination of employment, you purchase, as an investment or otherwise, stock or other securities of an organization or business in competition with the Business of the Company, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (ii) such investment does not represent more than a one percent equity interest in the organization or business.
(d)    Upon exercise of the Option or payment or delivery of Shares pursuant to the Option, you shall, if requested by the Company, certify on a form acceptable to the Company that you are in compliance with the terms and conditions of this Agreement and, if you are no longer a Service Provider, shall state the name and address of your then-current employer or any entity for which you perform business services and your title, and shall identify any organization or business in which you own a greater-than-one-percent equity interest.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

(e)    Notwithstanding the foregoing provisions of this Section 30, in exceptional cases, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by you or the Options shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act by you or other stock options or awards.
(f)    Nothing in this Section 30 shall be construed to impose obligations on you to refrain from engaging in lawful competition with the Company after the termination of employment. For the avoidance of doubt, you acknowledge that this Section 30(f) shall not limit or supersede any other agreement between you and the Company concerning restrictive covenants.
(g)    All administrative and discretionary authority given to the Company under this Section 30 shall be exercised by the Compensation and Leadership Resources Committee of the Board, or an executive officer of the Company as the Compensation Committee may designate from time to time.
(h)    Notwithstanding any provision of this Section 30, if any provision of this Section 30 is determined to be unenforceable or invalid under any Applicable Laws, such provision will be applied to the maximum extent permitted by Applicable Laws, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under Applicable Laws. Furthermore, if any provision of this Section 30 is illegal under any Applicable Laws, such provision shall be null and void to the extent necessary to comply with Applicable Laws.
(i)    Notwithstanding the foregoing, this Section 30 shall not be applicable to you from and after your termination of employment if such termination of employment occurs after a Change of Control.
By signing the Grant Notice or otherwise accepting the Option grant and any Shares acquired at exercise of the Options, you agree to be bound by terms of the Agreement and the Plan.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

APPENDIX
Terms and Conditions
Stock Option Award
Advanced Micro Devices, Inc. 2004 Equity Incentive Plan
Capitalized terms not specifically defined in this Appendix (this “Appendix”) have the same meaning assigned to them in the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (as amended and restated, the “Plan”) and/or the Terms and Conditions to which this Appendix is attached (the “Terms and Conditions”).
Terms and Conditions
This Appendix includes additional terms and conditions that govern the grant of Options in your country. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer residency and/or employment to another country after the grant but prior to the vesting and/or exercise of the Options or are considered a resident of another country for local law purposes, the Company may, in its discretion, determine to what extent the additional terms and conditions contained herein will be applicable to you.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of September 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at vesting or exercise of the Options, receipt of any dividends or the subsequent sale of the Shares.
In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer residency and/or employment to another country after the Options are granted to you or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

ARGENTINA
Notifications
Securities Law Information. Neither the Options nor the Shares underlying the Options are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. Depending upon the method of exercise, you may be subject to restrictions with respect to the purchase and/or transfer of U.S. dollars pursuant to Argentine currency exchange regulations. The Company reserves the right to restrict the methods of exercise if required under Argentine laws.
Exchange control regulations in Argentina are subject to frequent change. Prior to exercising the Options or transferring sale proceeds into Argentina, you should consult your local bank and/or personal legal advisor to confirm the applicable requirements. You are solely responsible for complying with the exchange control laws that may apply to you in connection with your participation in the Plan.
Foreign Asset/Account Reporting Information. You must report any equity interests you hold in a foreign company (e.g., Shares acquired under the Plan) as of December 31 each year to the Argentine tax authorities on your annual tax return.
BELGIUM
Terms and Conditions
Taxation of Option. The Options must be accepted in writing either (i) within 60 days of the offer date (i.e., the date the written grant terms are communicated to you) (for tax at offer), or (ii) after 60 days following the offer date (for tax at exercise). You have received a separate offer letter and undertaking form in addition to the Agreement and should refer to the offer letter for a more detailed description of the tax consequences corresponding with when you accept the Options. You should consult with your personal tax advisor regarding taxation of the Options and completion of the additional forms.
Notifications
Foreign Asset/Account Reporting Information. If you are a resident of Belgium, you are required to report any securities (e.g., Shares acquired under the Plan) or bank accounts (including brokerage accounts) opened and maintained outside of Belgium, on your annual tax return. In a separate report, you are also required to provide the National Bank of Belgium with the account details of any foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption. You should consult with your personal advisor to ensure compliance with applicable reporting obligations.
Stock Exchange Tax. Effective January 1, 2017, a stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will apply when Shares are sold. You should consult with your personal tax advisor for additional details on your obligations with respect to the stock exchange tax.
BRAZIL
Terms and Conditions
Nature of Grant. The following provisions supplement Section 9 of the Terms and Conditions:
By accepting and/or exercising the Options, you acknowledge, understand and agree that (i) you are making an investment decision, (ii) you will be entitled to exercise the Options, and receive Shares pursuant to the Options, only if the vesting conditions are met and any necessary services are rendered by you between the Grant Date and

2018 Global Option Agreement (SVP and Above) – Approved February 2018

the vesting date(s), and (iii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to you.
Compliance with Laws. By accepting the Options, you agree that you will comply with Brazilian law when you exercise the Options and sell Shares. You also agree to report and pay applicable Tax-Related Items associated with the exercise of the Options, the receipt of any dividends and the subsequent sale of Shares acquired upon exercise.
Notifications
Exchange Control Information. If you are a resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Quarterly reporting is required if such amount exceeds US$100,000,000. Assets and rights that must be reported include the Shares acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.
Tax on Financial Transactions (IOF). Funds remitted out of Brazil (e.g., to pay the Exercise Price) and into Brazil (e.g., proceeds from the sale of Shares and/or cash dividends), and the conversion of funds between Brazilian Real and U.S. dollars associated with such transfers, may be subject to the Tax on Financial Transactions. It is your responsibility to comply with any applicable Tax on Financial Transactions arising from your participation in the Plan. You should consult with your personal tax advisor to determine your obligations in this regard.
CANADA
Terms and Conditions
Method of Payment. The following provision supplements Section 3 of the Terms and Conditions:
Due to regulatory requirements, you understand that you are prohibited from surrendering Shares that you already own to pay the Exercise Price or any Tax-Related Items in connection with the exercise of the Options. The Company reserves the right to permit this method of payment depending upon the development of local law.
Termination of Service. The following provision replaces Section 9(m) of the Terms and Conditions (but is not intended to derogate from Section 15 (“Governing Law; Jurisdiction; Severability”)):
For purposes of the Options, your status as a Service Provider will be considered terminated (regardless of the reason for termination and whether or not the termination is in breach of Applicable Laws), effective as of the date that is the earliest of:
(1) the date your status as a Service Provider is terminated,
(2) the date you receive notice of termination from the Employer, or
(3) the date you are no longer actively employed or providing services to the Company or any Subsidiary or Affiliate, regardless of any notice period or period of pay in lieu of such notice required under Applicable Laws (including, but not limited to statutory law, regulatory law and/or common law).
The Administrator will have the exclusive discretion to determine when you are no longer actively employed or providing services for purposes of your Options (including whether you may still be considered to be providing services while on a leave of absence).
The following provisions will apply if you are a resident of Quebec:
French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

Les parties reconnaissent avoir exigé la rédaction en anglais de la Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy. The following provision supplements Section 11 of the Terms and Conditions:
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel involved in the administration and operation of the Plan. You further authorize the Company, the Employer and any of their respective Parents, Subsidiaries and Affiliates and the Administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company, the Employer and any of their respective Parents, Subsidiaries and Affiliates to record such information and to keep such information in your employee file.
Notifications
Securities Law Information. You will not be permitted to sell or otherwise dispose of the Shares acquired upon exercise of the Options within Canada. You will only be permitted to sell or dispose of any Shares if such sale or disposal takes place outside of Canada on the facilities on which such Shares are traded.
Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign specified property (including cash held outside of Canada and Shares acquired under the Plan) on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time in the year. Options must be reported (generally, at nil cost) on form T1135 if the C$100,000 cost threshold is exceeded due to other foreign specified property you hold. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if you own other Shares of the Company, this ACB may have to be averaged with the ACB of the other Shares. The form T1135 must be filed with your annual tax return by April 30 of the following year for every year during which your foreign specified property exceeds C$100,000. You should consult with your personal tax advisor to determine your reporting requirements.
CHINA
The following terms and conditions will apply if you are subject to exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.
Terms and Conditions
Method of Payment and Sale of Shares. The following provision supplements Section 3 of the Terms and Conditions:
Due to local regulatory requirements, you understand that you will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, you understand that you must instruct the designated broker to: (i) sell all of the Shares issued upon exercise, (ii) use the proceeds to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items, and (iii) remit the balance in cash to you. You will not be permitted to hold Shares after exercise. Depending upon the development of laws and your status as a national or permanent resident of a country other than China, the Company reserves the right to modify the methods of exercising the Options and to permit cash exercises, cashless sell-to-cover exercises or any other method of exercise and payment of Tax-Related Items permitted under the Plan. If the Company in its discretion does not require the immediate sale of the Shares issuable upon exercise of the Options, you understand and agree that any Shares acquired under the Plan must be sold within a period of time as may be permitted by the Company or required by SAFE. You understand that any Shares acquired under the Plan that have not been sold within such period as may be permitted by the Company or required by SAFE will be automatically sold by the designated broker pursuant to this authorization. You acknowledge that the broker is not required to sell the Shares at any particular price and that the Company, the

2018 Global Option Agreement (SVP and Above) – Approved February 2018

Employer or other Parents, Subsidiaries or Affiliates, as well as the broker, cannot be held responsible for any loss of Option proceeds due to the forced sale.
Termination as a Service Provider. The following provision supplements Section 6 of the Terms and Conditions:
Notwithstanding anything to the contrary in the Agreement, you understand and agree that, pursuant to local exchange control requirements, you will be required to exercise any outstanding Options (using the cashless sell-all method of exercise) within a certain period of time after termination of your status as Service Provider, as determined by the Company in its discretion. If you do not exercise the Options within this period, you acknowledge that the Company will instruct the designated broker to exercise the Options on your behalf pursuant to this authorization and subject to the terms of the preceding provision.
Exchange Control Requirements. You acknowledge and agree that you will be required to repatriate the cash proceeds from the immediate sale of the Shares upon exercise of the Options to China. You further understand that, under Applicable Laws, such repatriation of your cash proceeds will need to be effectuated through a special exchange control account established by the Company, the Employer or other Parents, Subsidiaries or Affiliates, and you hereby consent and agree that any proceeds from the sale of any Shares you acquire may be transferred to such special account prior to being delivered to you. You also understand that the Company will deliver the proceeds to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. Proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Notifications
Exchange Control Information. Chinese residents may be required to report to exchange control regulators all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with individuals who are not Chinese residents.
FRANCE
Terms and Conditions
French Language Provision. By accepting the Options, you confirm having read and understood the documents relating to the Plan which were provided to you in the English language and you accept the terms of those documents.
En acceptant les Options, vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise et vous en acceptez les termes en connaissance de cause.
Notifications
Tax Information. The Options are not intended to be French tax-qualified Awards.
Foreign Asset/Account Reporting Information. If you hold Shares outside of France or maintain a foreign bank or brokerage account, you are required to report such accounts (including any accounts that were closed during the year) to the French tax authorities when filing your annual tax return.
GERMANY
Notifications

2018 Global Option Agreement (SVP and Above) – Approved February 2018

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). If you make or receive a cross-border payment in excess of €12,500 in connection with the exercise of the Options or the sale of Shares acquired under the Plan or the receipt of dividends paid on such Shares, the report must be made electronically by the fifth day of the month following the month in which the payment was made or received. The form of report can be accessed via the German Federal Bank’s website at www.bundesbank.de and is available in both German and English.

HONG KONG
Terms and Conditions
Sale of Shares. The following provision supplements Section 2 of the Terms and Conditions:
In the event your Options vest and are exercised within six months of the Grant Date, you agree that you will not dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
Notifications
Securities Law Warning: The Options and Shares issued at exercise do not constitute a public offering of securities under Hong Kong law and are available only to Service Providers of the Company, the Employer or other Parents, Subsidiaries or Affiliates. The Agreement, the Plan and other Award Documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the Agreement, the Plan or the other Award Documentation been reviewed by any regulatory authority in Hong Kong. The Options are intended only for the personal use of each eligible Service Provider and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, the Plan or the other Award Documentation, you should obtain independent professional advice.
INDIA
Terms and Conditions
Method of Payment. The following provision supplements Section 3 of the Terms and Conditions:
Due to regulatory requirements you understand that you may not pay the Exercise Price by a sell-to-cover exercise (i.e., whereby some, but not all, of the Shares subject to the Options will be sold immediately upon exercise and the proceeds from the sale will be remitted to the Company to cover the Exercise Price for the purchased shares and any Tax-Related Items withholding). The Company reserves the right to permit this method of payment depending upon the development of local law.
Notifications
Exchange Control Information. You understand that you must repatriate and convert into local currency any proceeds from the sale of Shares acquired under the Plan to India within 90 days of receipt and any cash dividends paid on such Shares to India within 180 days of receipt, or within such other period of time as may be required under applicable regulations. You must obtain a foreign inward remittance certificate (the “FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.
Foreign Asset/Account Reporting Information. You are required to declare your foreign bank accounts and any foreign financial assets (including Shares held outside India) in your annual tax return. It is your responsibility to comply with this reporting obligation and you should consult with your personal tax advisor in this regard.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

ISRAEL
Terms and Conditions
The following terms and conditions apply to you only if you are an Israeli tax resident at the time of grant of the Options, which were made under the capital gains trustee track of Section 102 of the Israeli Income Tax Ordinance.
Israeli Subplan. By accepting the Options, you understand and agree that the Options are offered subject to and in accordance with the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan Israeli Subplan (the “Israeli Subplan”) and the Options are intended to qualify as a 102 Capital Gains Track Grant (as defined in the Israeli Subplan). Notwithstanding the foregoing, the Company does not undertake to maintain the qualified status of the Options, and you acknowledge that you will not be entitled to damages of any nature whatsoever if the Options become disqualified and no longer qualify as a 102 Capital Gains Track Grant. In the event of any inconsistencies between the Israeli Subplan, the Agreement and/or the Plan, the terms of the Israeli Subplan will govern.
Further, to the extent requested by the Company or the Employer, you agree to execute any letter or other agreement in connection with the grant of the Options or any future awards granted under the Israeli Subplan. If you fail to comply with such request, the Options may not qualify as a 102 Capital Gains Track Grant.
Trust Arrangement. You acknowledge and agree that any Shares issued upon exercise of the Options will be subject to a supervisory trust arrangement with the Company’s designated trustee in Israel, ESOP Management and Trust Company Ltd., (the “Trustee”) in accordance with the terms of the trust agreement between the Company and the Trustee. You further agree that such Shares will be subject to the Required Holding Period (as defined in the Israeli Subplan), which shall be 24 months from the Grant Date. The Company may, in its sole discretion, replace the Trustee from time to time and instruct the transfer of all awards and Shares held and/or administered by such Trustee at such time to its successor. The provisions of the Agreement, including this Appendix, shall apply to the new Trustee mutatis mutandis.
Restriction on Sale. You acknowledge that any Shares underlying the Options may not be disposed of prior to the expiration of the Required Holding Period in order to qualify for tax treatment under the 102 Capital Gains Track. Accordingly, you shall not dispose of (or request the Trustee to dispose of) any such Shares prior to the expiration of the Required Holding Period, other than as permitted by Applicable Laws. For purposes of this Appendix for Israel, “dispose” shall mean any sale, transfer or other disposal of the Shares by you (including by means of an instruction by you to the designated broker) or the Trustee, including a release of such Shares from the Trustee to you.
Responsibility for Taxes. The following provisions supplement Section 7 of the Terms and Conditions:
You agree that the Trustee may act on behalf of the Company or the Employer, as applicable, to satisfy any obligation to withhold Tax-Related Items applicable to you in connection with the Options granted under the Israeli Subplan.
The following provision applies to you only if you were not an Israeli tax resident at the time of grant of the Options and the Options do not qualify as Section 102 capital gains trustee track grants:
Cashless Exercise Restriction. Unless otherwise determined by the Administrator, you will be required to exercise the Options using the cashless sell-all exercise method whereby all Shares subject to the exercised Options will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations. You will not be permitted to hold Shares after exercise. The Company reserves the right to provide additional methods of exercise to you depending on the development of local law.
Notifications
Securities Law Information. An exemption from the requirement to file a prospectus with respect to the Plan has been granted to the Company by the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available free of charge upon request with your local human resources representative.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

ITALY
Terms and Conditions
Method of Payment. The following provision supplements Section 3 of the Terms and Conditions:
Due to local regulatory requirements, you understand that you will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, you understand that you must instruct the Plan broker to: (i) sell all of the Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to you. You will not be permitted to hold Shares after exercise. Depending upon the development of laws and your status as a national of a country other than Italy, the Company reserves the right to modify the methods of exercising the Options and, in its sole discretion, to permit cash exercises, cashless sell-to-cover exercises or any other method of exercise and payment of Tax-Related Items permitted under the Plan.
Data Privacy. The following provision replaces in its entirety Section 11 of the Terms and Conditions:
You understand that the Employer and/or the Company may hold certain personal information about you, including, but not limited to, your name, home address, and telephone number, email address, date of birth, social security number(to the extent permitted under Italian law), passport or any other identification number, salary, nationality, job title, number of Shares held and the details of all Options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding (“Data”) for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You are aware that providing the Company with your Data is necessary for the performance of the Agreement and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.
The controller of personal data processing is Advanced Micro Devices, Inc., 2485 Augustine Drive, Santa Clara, CA, 95054, USA, and, pursuant to D.lgs 196/2003, its representative in Italy is: Advanced Micro Devices, Spa. Via Polidoro da Caravaggio 6, 20156, Milano, Italy. You understand that Data may be transferred to the Company, the Employer or other Parents, Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Shares acquired pursuant to the vesting of the Options or cash from the sale of such Shares may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You hereby acknowledge that the processing activity, including the transfer of your personal data abroad, outside of the European Union, as herein specified and pursuant to Applicable Laws and regulations, does not require your consent because the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. You understand that Data processing relating to the above specified purposes will take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by Applicable Laws and regulations, with specific reference to D.lgs. 196/2003.
You understand that Data will be held only as long as is required by Applicable Laws or as necessary to implement, administer and manage your participation in the Plan. You understand that pursuant to art.7 of D.lgs 196/2003, you have the right, including but not limited to, access, delete, update, request the rectification of Data and cease, for legitimate reasons, Data processing. Furthermore, you are aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: Advanced Micro Devices, Spa. Via Polidoro da Caravaggio 6, 20156, Milano, Italy.
Plan Document Acknowledgment. In accepting the Options, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix. You further

2018 Global Option Agreement (SVP and Above) – Approved February 2018

acknowledge that you have read and specifically and expressly approve the following sections of the Terms and Conditions: Section 1: Vesting of Options, Section 2: Exercise of Options; Section 6: Termination as a Service Provider; Section 7: Responsibility for Taxes; Section 9: Nature of Grant; and the Data Privacy and Method of Payment provisions above.
Notifications
Foreign Asset/Account Reporting Information. If you hold investments abroad or foreign financial assets (e.g., cash, Shares, the Options) that may generate income taxable in Italy, you are required to report them on your annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to you if you are beneficial owners of the investments, even if you do not directly hold investments abroad or foreign assets.
Foreign Asset Tax Information. The value of financial assets held outside of Italy by Italian residents is subject to a foreign asset tax, subject to an exemption on the first €6,000. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.
JAPAN
Notifications
Exchange Control Information. If you acquire Shares valued at more than ¥100 million in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance (the “MOF”) through the Bank of Japan within 20 days of the acquisition.
In addition, if you pay more than ¥30 million in a single transaction for the purchase of Shares when you exercise the Options, you must file a Payment Report with the MOF through the Bank of Japan within 20 days of the date that the payment is made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan. Please note that a Payment Report is required independently from a Securities Acquisition Report. Therefore, you must file both a Payment Report and a Securities Acquisition Report if the total amount that you pay in a single transaction for exercising the Options and purchasing Shares exceeds ¥100 million.
Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside of Japan (including Shares acquired under the Plan) as of December 31, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of your outstanding Options, as well as Shares, in the report.
KOREA
Notifications
Exchange Control Information. To remit funds out of Korea to exercise the Options by a cash-exercise method, you must obtain a confirmation of the remittance by a foreign exchange bank in Korea. This is an automatic procedure (i.e., the bank does not need to approve the remittance and the process should not take more than a single day). You likely will need to present the bank processing the transaction supporting documentation evidencing the nature of the remittance.
If you realize US$500,000 or more from the sale of Shares or the receipt of any dividends in a single transaction before July 18, 2017, Korean exchange control laws require you to repatriate the proceeds to Korea within three years of the sale or receipt of such proceeds.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to

2018 Global Option Agreement (SVP and Above) – Approved February 2018

such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).  You should consult with your personal tax advisor to determine your personal reporting obligations.
MALAYSIA
Terms and Conditions
Data Privacy. The following provision replaces in its entirety Section 11 of the Terms and Conditions:

You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement and any other Award Documentation by and among, as applicable, you, the Employer, the Company and other Parents, Subsidiaries and Affiliates or any third parties authorized by same in assisting in the implementation, administration or management of your participation in the Plan.

Anda dengan ini secara eksplisit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadi anda seperti yang dinyatakan dalam Perjanjian dan apa-apa Dokumentasi Penganugerahan oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan Syarikat-syarikat Induk, Anak-anak Syarikat dan Syarikat-syarikat Sekutu masing masing, atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan andadalam Pelan tersebut.

You may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport, or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of your participation in the Plan, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Sebelum ini, andamungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentanganda, termasuk, tetapi tidak terhad kepada, nama anda, alamat rumah dan nombor telefon, alamat emel, tarikh lahir, insurans social, nombor pasport, atau pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan andadalam Pelan, butir-butir semua opsyen atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedahanda (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

You also authorize any transfer of Data, as may be required, to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any shares acquired upon exercise of the Options are deposited. You acknowledge that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to your country, which may not give the same level of protection to Data. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing “Ask HR” at http://AskHR on AMD Central. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke the consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the consent is that the Company would not be able to grant future stock options or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Anda juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada broker Pelan yang ditetapkan oleh Syarikat, atau pembekal perkhidmatan pelan saham lain sebagaimana yang mungkin dipilih oleh Syarikat pada masa depan, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan dan/atau dengan sesiapa yang mendepositkan Saham yang diperolehi melalui pelaksanaan Opsyen. Anda mengakui bahawa penerima-penerima ini mungkin berada di negara andaatau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara anda, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Andafaham bahawa andaboleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatan anda. Anda memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Anda memahamibahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaan anda dalam Pelan tersebut. Anda memahamibahawa anda boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatan anda, di mana butir-butir hubungannya adalah “Ask HR” at http://AskHR on AMD Central. Selanjutnya, anda memahami bahawa anda memberikan persetujuan di sini secara sukarela. Jika anda tidak bersetuju, atau jika anda kemudian membatalkan persetujuan anda, status pekerjaan atau perkhidmatan dan kerjaya anda dengan Majikan tidak akan terjejas; satunya akibat jika anda tidak bersetuju atau menarik balik persetujuan anda adalah bahawa Syarikat tidak akan dapat memberikan opsyen saham pada masa depan atau anugerah ekuiti lain kepada anda atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, anda memahami bahawa keengganan atau penarikan balik persetujuan anda boleh menjejaskan keupayaan anda untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganan anda untuk memberikan keizinan atau penarikan balik keizinan, anda memahamibahawa anda boleh menghubungi wakil sumber manusia tempatan anda.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

 Notifications
Director Notification Obligation. If you are a director of the Company’s Malaysian Parent, Subsidiary or Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Parent, Subsidiary or Affiliate in writing when you receive or dispose of an interest (e.g., an Award under the Plan or Shares) in the Company or any related company. Such notifications must be made within fourteen (14) days of receiving or disposing of any interest in the Company or any related company.
MEXICO
Terms and Conditions
No Entitlement or Claims for Compensation. The following provisions supplement Sections 8 and 9 of the Terms and Conditions:
Modification. By accepting the Options, you understand and agree that any modification of the Plan or the Agreement or its termination will not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The Award of Options the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability. The Company, with principal executive offices at 2485 Augustine Drive, Santa Clara, CA, 95054, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is AMD Latin America, Ltd. – Mexico City Branch, Blvd. Manuel Ávila Camacho No. 40, Torre Esmeralda 1, Piso 18 Col. Lomas de Chapultepec México DF, CP 11000 – México, nor does it establish any rights between you and the Employer.
Plan Document Acknowledgment. By accepting the Award of Options, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.
In addition, by accepting the Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in Section 9 of the Terms and Conditions, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right, (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis, (iii) participation in the Plan is voluntary, and (iv) the Company, the Employer and other Parents, Subsidiaries or Affiliates are not responsible for any decrease in the value of the Shares underlying the Options.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company, the Employer or other Parents, Subsidiaries or Affiliates for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Company, the Employer and other Parents, Subsidiaries and Affiliates with respect to any claim that may arise under the Plan.
Spanish Translation
Téminos y Condiciones
Ausencia de derecho para reclamar compenssaciones. Estas disposiciones complementan el apartado 8 y 9 de los Términos y Condiciones
Modificación. Al aceptar las Opciones, usted reconoce y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o detrmineto en los términos y condiciones de empleo.
Declaración de Política. El Otorgamiento de las Opciones que hace la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

La Compañía, con oficinas registradas ubicadas en 2485 Augustine Drive, Santa Clara, CA, 95054, U.S.A., es la única responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre usted y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es AMD Latin America, Ltd. – Mexico City Branch, Blvd. Manuel Ávila Camacho No. 40, Torre Esmeralda 1, Piso 18 Col. Lomas de Chapultepec México DF, CP 11000 – México, así como tampoco establece ningún derecho entre Usted y su Empleador.

Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Opciones, usted reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al aceptar el Acuerdo, reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la sección 7 de los Téminos y Condiciones Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, su Empleador y cualquier empresa Matriz, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones en relación a las Unidades de Acción Restringida.
Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía, su Matriz, Subsidiaria o Afiliada por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, su Matriz, Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
NETHERLANDS
There are no country-specific provisions.
POLAND
Notifications
Exchange Control Information. If you transfer funds in excess of €15,000 (or PLN 15,000 if such transfer is connected with the business activity of an entrepreneur) into or out of Poland in connection with the payment of the Exercise Price and/or the sale of Shares or the receipt of dividends, the funds must be transferred via a bank account in Poland. You are required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred. If you hold Shares acquired under the Plan and/or maintain a bank account abroad, you will have reporting duties to the National Bank of Poland; specifically, if the aggregate value of Shares and cash held in such foreign accounts exceeds PLN7,000,000, you must file reports on the transactions and balances of the accounts on a quarterly basis. You should consult with your personal legal advisor to determine what you must do to fulfill any applicable reporting duties.
RUSSIA
Terms and Conditions
Method of Payment. The following provision supplements Section 3 of the Terms and Conditions:
Depending on the development of local regulatory requirements, the Company reserves the right to restrict you to the cashless sell-all method of exercise, whereby all Shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of the sale, less the Exercise Price, any Tax-Related Items and broker’s fees or commissions, will be remitted to you in accordance with any Applicable Laws and regulations. If the Company restricts you to the cashless sell-all method of exercise, you will not be permitted to acquire and hold Shares after exercise. The Company reserves the right to provide additional methods of exercise to you depending on the development of local law.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

U.S. Transaction. You understand that the acceptance of the Options results in an agreement between you and the Company that is completed in the U.S. and that the Agreement is governed by the laws of the State of California, without giving effect to the conflict of law principles thereof.
Upon exercise of the Options, if the Company in its discretion allows you to hold Shares, such Shares must be held in the U.S. and will not be delivered to you in Russia. You acknowledge that you are not permitted to sell or otherwise transfer Shares directly to other individuals in Russia, nor are you permitted to bring any certificates representing the Shares (if any) into Russia.
Data Privacy. The following provision supplements Section 11 of the Terms and Conditions:
You hereby acknowledge that you have read and understood the terms regarding collection, processing and transfer of Data contained in Section 11 and, by participating in the Plan, you agree to such terms. In this regard, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in Russia, either now or in the future. You understand that you will not be able to participate in the Plan if you fail to execute any such consent or agreement.
Notifications
Exchange Control Information. In order to perform a cash exercise of the Options, you must remit the funds from a foreign currency account at an authorized bank in Russia. This requirement does not apply if you use a cashless method of exercise, such that there is no remittance of funds out of Russia.
Upon the sale of Shares acquired under the Plan or the receipt of any cash dividends paid on such Shares, you must repatriate the proceeds back to Russia within a reasonably short time after receipt of the proceeds. You may remit proceeds to your foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities and (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing. The repatriation requirement does not apply to dividends paid on Shares issued upon exercise of the Options deposited directly into a foreign bank or brokerage account opened with a foreign bank located in Organisation for Economic Cooperation Development (“OECD”) or Financial Action Task Force (“FATF”) countries. You are strongly encouraged to contact your personal advisor to confirm the applicable Russian exchange control rules because significant penalties may apply in the case of non-compliance and because exchange control requirements may change.
Foreign Asset / Account Reporting Information. As described above, Russian residents will be required to notify the Russian tax authorities within one month of opening or closing a foreign bank account or of changing any account details. Russian residents are also required to file reports of the beginning and ending balances in their foreign bank accounts with the Russian tax authorities on an annual basis. In addition, Russian residents are required to report any cash transactions with respect to foreign bank accounts to the Russian tax authorities. The tax authorities can require any supporting documents related to the transactions in a Russian resident’s foreign bank account.
Securities Law Information. The grant of the Options and the distribution of the Plan and all other materials you may receive regarding participation in the Plan do not constitute an offering or the advertising of securities in Russia. The issuance of Shares pursuant to the Plan has not and will not be registered in Russia and, therefore, the Shares may not be used for an offering or public circulation in Russia.
Labor Law Information. If you continue to hold Shares acquired at exercise of the Options after an involuntary termination of your service, you may not be eligible to receive unemployment benefits in Russia.
Anti-Corruption Legislation Information. Individuals holding public office in Russia, as well as their spouses and dependent children, may be prohibited from opening or maintaining a foreign brokerage or bank account and holding any securities, whether acquired directly or indirectly, in a foreign company (including Shares acquired under the Plan). You should consult with your personal legal advisor to determine whether the restriction applies to you.

2018 Global Option Agreement (SVP and Above) – Approved February 2018

SINGAPORE
Term and Conditions
Sale of Shares. The Shares subject to the Options may not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the condition of, any other applicable provisions of the SFA.
Notifications
Securities Law Information. The Award of Options is being made pursuant to the “Qualifying Person” exemption under Section 273(1)(f) of the SFA and is not made with a view to the Options or underlying Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
CEO and Director Notification Obligation. If you are the Chief Executive Officer (“CEO”) or a director, associate director or shadow director of the Company’s Singapore Parent, Subsidiary or Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Parent, Subsidiary or Affiliate in writing when you receive an interest (e.g., an Award or Shares) in the Company, the Employer or other Parents, Subsidiaries or Affiliates. In addition, you must notify the Company’s Singapore Parent, Subsidiary or Affiliate when you sell Shares or shares of any Parent, Subsidiary or Affiliate (including when you sell Shares issued upon exercise of the Options). These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company, the Employer or other Parents, Subsidiaries or Affiliates. In addition, a notification of your interests in the Company, the Employer or other Parents, Subsidiaries or Affiliates must be made within two (2) business days of becoming the CEO or a director.
SWEDEN
There are no country-specific provisions.
TAIWAN
Notifications
Securities Law Information. The Options and the Shares to be issued upon exercise of the Options are available only for certain Service Providers. It is not a public offer of securities by a Taiwanese company. Therefore, it is exempt from registration in Taiwan.
Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of Shares or the receipt of any dividends) into and out of Taiwan up to US$5,000,000 per year without justification. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.
If the transaction amount is US$500,000 or more in a single transaction, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Please consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Section 7 of the Terms and Conditions:
Without limitation to Section 7 of the Terms and Conditions, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax- Related Items, as and when requested by the Company or the Employer, as applicable, or by Her Majesty's Revenue & Customs (“HMRC”) (or any other tax authority or any

2018 Global Option Agreement (SVP and Above) – Approved February 2018

other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and the Employer, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In this case, the amount of income tax not collected within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Tax-Related Items occurs may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any National Insurance contributions due on this additional benefit, which may be recovered from you by the Company or the Employer at any time thereafter by any of the means referred to in this Section 7.

2018 Global Option Agreement (SVP and Above) – Approved February 2018